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                            SCHEDULE 14A INFORMATION
                                   (Rule 14a)
                     Information Required in Proxy Statement
                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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          / / Preliminary proxy statement
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              14a-6(e)(2))
         / /  Definitive proxy statement
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         / /  Soliciting material pursuant to Rule 14(a)-11(c) or Rule 14a-12

                           NetSol International, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         /X/   No fee required
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0-11.

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TUESDAY MAY 29, 6:02 AM EASTERN TIME

PRESS RELEASE

NETSOL INTERNATIONAL NOMINATES TOP EXECUTIVE FROM DAIMLER-CHRYSLER SINGAPORE TO BOARD POSITION AND FILES PROXY STATEMENT

CALABASAS, Calif.--(BUSINESS WIRE)--May 29, 2001--NetSol International, Inc. (NASDAQ: NTWK, www.netsol-intl.com) has announced the nomination of Eugen Beckert, Senior Representative of DaimlerChrysler Services and Chief Information Officer (CIO) in Asia, to the Company's Board of Directors. Beckert has been instrumental in DaimlerChrysler's development of global technology in the Far East.

Separately, the Company filed on May 25 amended preliminary proxy materials with the SEC in connection with the special meeting to be held in response to Net Sol Shareholder Group LLC's proxy solicitation.

"We are very pleased to add Eugen Beckert's name to our slate of board candidates," said Najeeb Ghauri, NetSol's chief executive officer. "His knowledge and background in global technology will be a tremendous asset for NetSol, since he will truly understand how to execute NetSol's business model." Beckert has a longtime association with NetSol, which counts among its clients Daimler-Chrysler offices in Singapore, Australia and Taiwan.

Beckert, a native of Germany, has been with Mercedes Benz AG/Daimler-Benz AG since 1973, working in technology and systems development. In 1992 he was appointed Director of Global IT (CIO) for Debis Financial Services, the services division of Daimler-Benz. In 1996 he was appointed Director of Processes and Systems (CIO) for Financial Services Asia/Pacific. His office is based in Tokyo.

NetSol's board of directors will be soliciting proxies in opposition to the proposals of the NetSol Shareholders Group LLC. The board of directors' interests in the Company are disclosed in the preliminary proxy statement and other documents filed with the SEC and available free of charge at the SEC's web site www.sec.gov. The Company urges its stockholders to read the entire proxy statement when it becomes available, because it contains important information. Once finalized, additional copies of the Company's definitive proxy statement will be available free of charge from MacKenzie Partners, Inc. at (800) 322-2885 or proxy@mackenziepartners.com.

NetSol International Inc. is an ISO-9001 certified software developer in the global information technology industry. With an international workforce of more than 400 employees, NetSol specializes in software development, proprietary and asset-based leasing and finance programs, IT consulting, and creation of eBusiness and Web-based solutions for a growing list of blue-chip customers worldwide. Clients include Daimler Chrysler Taiwan; Mercedes Benz Financing, Australia; Mercedes Benz Leasing, Thailand; CFS Groups U.K., St. George Bank, Australia; GMAC in Australia, and Debis Porfolio Systems, U.K. For more information about NetSol and its subsidiaries, visit the company's web site at www.netsol-intl.com.


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Safe Harbor Statement

This release contains forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include those factors discussed in the Company's filings with the United States Securities and Exchange Commission, including its annual report on Form 10-KSB and quarterly reports on Form 10-QSB. NetSol International Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrences of unanticipated events. Readers are cautioned not to put undue reliance on forward-looking statements, which speak only as of the date of this release. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.

-------------
CONTACT:

     Cramer-Krasselt
     Amy Dolnick, 312/616-3823
     adolnick@c-k.com



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